Exhibit 99.1

fuel™

What if we could plant a seed and grow energy?
We Can and We Are!

October 2010


DAVIS BIOFUELS

Looking for E85 in Middle Georgia? Be sure to stop at Davis BioFuels and fill up with E85 containing FUEL's ethanol. Davis Cosey, CEO and one of the owners of Davis Oil, is also a stockholder and customer of FUEL. Davis Oil is a fourth generation family owned business that began selling FUEL in 1946. As stated on its website, davisoilcompany.com, Davis Oil recognizes that one of the most important characteristics of a business is its ability to adapt to change. Holding true to this belief, Davis Oil established itself as a leader in the industry in 2006 by installing the very first E85 pump in Georgia. Davis Oil now offers retail sales of E85 at 5 Georgia locations including Byron, Perry, Vienna and Warner Robins.

Dennis Burnett, Renewable Fuels Manager for Davis Oil, said, "We are proud to partner with FUEL in order to furnish our customers a quality product that is grown, produced and distributed in the state of Georgia.

Stop by on your way to Atlanta to purchase your E85 as well as E10 at the following locations:

Fillers #16 Shell	*Fillers #21 Shell*	Fillers #24 Shell	*Fillers #28 Chevron*	Fillers #202 Shell
I-75 & Ga. 215	*2601 Moody Rd.*	I-75 & Marshallville Rd.	*2390 Houston Lake Rd.*	I-75 & Ga. Hwy 49
Vienna, GA	*Warner Robins, GA*	Perry, GA	*Perry, GA*	Byron, GA
(exit 109)		(exit 135)		(exit 149)

To find an E85 station near you, go to E85refueling.com

No beaches have been closed due to ethanol spills.

Growth Energy ad campaign April 12, 2010





BP's Deepwater Horizon Explosion April 20, 2010

Growth Energy began this tv ad campaign prior to the explosion in the Gulf of Mexico, making it a tragic yet inevitable prediction. As news coverage of the event subsides, we must not forget the long term damage that the oil spill created. We as Americans must demand that our legislators remember this catastrophe and institute policies to protect our environment, and subsequently, our economy from oil spills. Ethanol helps decrease our nation's dependence on oil without harming our environment.

EPA must approve E15

The Environmental Protection Agency is expected to rule this fall on a fuel waiver request to allow ethanol blends to 15%. EPA expects to have DOE's final testing results for E15 for 2007 and newer vehicles by the end of September with results for 2001 to 2006 vehicles by November.

It is crucial that EPA allow higher blend rates because our industry has met the blend wall, meaning we are blending all the ethanol that we can per the limitations of the 10% limit given reduced demand for gasoline.

According to a new comprehensive engineering analysis performed by Ricardo, Inc, an internationally recognized automobile engineering firm, moving from 10% to 15% ethanol will mean little, if any, change on the performance of cars and light trucks manufactured between 1994-2000. This study concluded "that the adoption and use of E15 in the motor vehicle fleet from the studied model years should not adversely affect these vehicles or cause them to perform in sub-optimal manner when compared with their performance using the E10 blend that is currently available.

FUEL FACTS *a publication of First United Ethanol, LLC for its investors*

2010 Southeast Bioenergy Conference

Murray Campbell, FUEL's CEO, joined legislators and industry experts in addressing participants of the 5th Annual Southeast Bioenergy Conference held August 3-5 in Tifton, Georgia. On August 4th, Mr. Campbell participated in a presentation and discussion entitled *Ethanol's Traditional Business Model Makes Sense & Cents Either Way You Spell It.*

Rep. Sanford Bishop and Rep. Jack Kingston addressed the General Session on August 3rd. Congressman Bishop touted First United Ethanol, LLC for its efforts and related its successes to "good employees, good management and usage of locally grown corn." He described the push for renewable energy as vitally important and praised the farmers' role, saying, "Just like the farmers that have saved our country when it comes to the production of food and fiber, it will be the farmer who will save our country when it comes to fuel and energy independence." Bishop described the earlier efforts of Henry Ford, George Washington Carver and Rudolph Diesel, who all envisioned vehicles run from ag-based products. Mr. Bishop stated that these people were "ahead of their time or maybe they were right for their time, but unfortunately, not enough Americans were listening." He quoted Henry Ford as saying in 1916 that, "All the world is waiting for a substitute for gasoline. The day is not that far distant when for every barrel of gasoline, a barrel of alcohol must be substituted." In response to that quote from Ford, Mr. Bishop offered, "You have to wonder where would we be today and where would we not be, if we had followed the agriculture-based fuel path that Carver, Ford and Diesel envisioned several generations ago."

Congressman Jack Kingston also addressed the General Session and provided the following statistics: The United States has 4% of the world's population, yet it uses 25% of the world's oil supply though it only has 3% in its own reserves; The U.S. imports over 60% of its oil from unstable countries; U.S. oil needs are projected to increase by 40% over the next 20 years. Rep. Kingston discussed the importance of renewable fuels to the country's national security. He said we must continue exploration, innovation and conservation. He explained that the federal government is leading by example in conservation efforts. As provided by Kingston, the Dept. of Defense has an annual budget of $523 billion, not including the cost of the war, estimated at $150 billion. The Dept. of Defense consumes 20 billion gallons of fuel which accounts for 80% of the government's entire fuel budget. Kingston said that it costs the Dept. of Defense $130 million for every $1 increase in the price of oil. The Dept of Defense has set goals to have 25% of its energy from renewable resources by 2025 and 50% of its aviation fuel from biofuel by 2016. In an interview following his speech, Rep. Kingston stated, "Sixty percent of the oil we use to fight the war in Afghanistan and Iraq is foreign oil so if we ever lost our fuel supply, we would die as a country."

To see Congressman Bishop's and Kingston's presentations in their entirety, go to www.firstunitedethanol.com under Ethanol Information.

This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as "may," "will," "should," "anticipate," "believe," "expect," "plan," "future," "intend," "could," "estimate," "predict," "hope," "potential," "continue," or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission ("SEC").

Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives);Limitations and restrictions contained in the instruments and agreements governing our indebtedness;Our ability to generate sufficient liquidity to fund our operations, debt service requirements and capital expenditures; Changes in the availability of credit to support the level of liquidity necessary to implement our risk management activities; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or automobile industries; Difficulties or disruptions we may encounter during the initial operating period at our plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in the availability and price of natural gas and corn, and the market for distillers grains; Changes in our business strategy, capital improvements or development plans; Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; and Competition from alternative fuel additives.

Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this communication. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements.

fuel

P.O. Box 386
Camilla, Georgia 31730

229.522.2822
229.522.2824

www.firstunitedethanol.com

You can view this newsletter online at *www.firstunitedethanol.com*

If you have questions or concerns, you can e-mail us at *info@firstunitedethanol.com*